UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Act of 1934

Date of Report (Date of Earliest Event Reported):
October 29, 2007

FUSHI INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-19276	13-3140715
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

1 Shuang Qiang Road, Jinzhou, Dalian, People’s Republic of China 116100 (Address of principal executive offices, including zip codes)

Registrant’s telephone number, including area code: (011) 86-411-8770-3333

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of John Christopher Finley - Chief Operating Officer

On October 29, 2007, the registrant, Fushi International, Inc., a Nevada corporation (the “Company”) employed John Christopher Finley, age 48, to serve as Chief Operating Officer of the Company. Since July 2004, Mr. Finley has been employed by Copperweld Bimetallics, LLC (“Copperweld Bimetallics”). He began as the Manager of Business Development and Technology and subsequently worked as an Operations Manager and Vice President of Operations. In May, 2007, he was promoted to Chief Executive Officer. Prior to 2004, Mr. Finley was the President and founder of Carolina Core Conductor, a manufacturer of copper plated steel for use in center conductor for the CATV market. In 2004, Carolina Core Conductor was acquired by Copperweld Bimetallics.

In connection with his employment, Mr. Finley has entered into an Executive Employment Agreement with the Company, dated October 29, 2007, which provides, among other things, that:

Mr. Finley will serve as Chief Operating Officer of the Company. His term of employment is for two (2) years, provided that the term shall be automatically extended for additional two (2) year terms unless six (6) months prior written notice of nonrenewal is given by Mr. Finley or the Company. Mr. Finley will be based at Copperweld Bimetallics’ offices in Fayetteville, TN.

Mr. Finley receives a base salary of $200,000 per year, with such amount available to increase at the discretion of the Board of Directors of the Company (the “Board of Directors”). Mr. Finley is eligible to participate in any annual cash bonus plan that is generally available to senior executives of the Company.

In connection with Mr. Finley’s employment, the Board of Directors has approved a non-qualified stock option grant to Mr. Finley in the amount of 190,000 shares of common stock of the Company vesting over a two (2) year period with 12.5% of the options vesting each quarter for eight (8) quarters pursuant to the Fushi International, Inc. 2007 Stock Incentive Plan. All shares pursuant to the option must be exercised within three years after the date of the vesting.

If the Company terminates Mr. Finley without Cause (as defined therein) or if Mr. Finley terminates his employment for Good Reason (as defined therein), Mr. Finley is entitled to receive (i) a lump sum cash payment equal to any accrued and unpaid salary and bonus; (ii) an amount equal to the sum of (a) 50% of his then current base salary and (b) 50% of the average annual cash bonus payments during the preceding 3 fiscal years, with such sum payable in 6 substantially equal monthly installments; (iii) 6 months of health insurance; and (iv) the reimbursement of any expenses.

If the Company terminates Mr. Finley’s employment with Cause, he is entitled to his accrued and unpaid salary and accrued and unpaid bonus through the effective date of termination as well as the reimbursement of any expenses.

During the term of Mr. Finley’s employment with the Company and for 12 months thereafter, he is not allowed to engage in certain competitive activities with the Company. During the term of his employment and for 18 months thereafter, Mr. Finley cannot solicit any employees or customers of the Company.

Mr. Finley is also entitled to a life insurance policy in an amount of $200,000.

On October 29, 2007, the Company issued a press release announcing the appointment of Mr. Finley as Chief Operating Officer. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

(c) Appointment of James A. Todd - Controller

On October 29, 2007, the Company employed James A. Todd, age 63, to serve as Controller. Mr. Todd was Chief Financial Officer of Copperweld Bimetallics and previously, Mr. Todd has been a co-principal of James A. Todd Associates providing consulting services relating to corporate management, financial services management and delivery to individuals, small companies and to the financial services industry. Prior to that, he was President, Chief Executive Officer and Chairman of the Board of AF Financial Group, the holding company for AF Bank, AF Insurance Services, Inc. and AF Brokerage, Inc.

In connection with his employment, Mr. Todd has entered into an Executive Employment Agreement with the Company, dated October 29, 2007, which provides, among other things, that:

Mr. Todd will serve as Controller of the Company. His term of employment is for two (2) years, provided that the term shall be automatically extended for additional two (2) year terms unless six (6) months prior written notice of nonrenewal is given by Mr. Todd or the Company. Mr. Todd will be based at Copperweld Bimetallics’ offices in Fayetteville, TN.

Mr. Todd receives a base salary of $144,000 per year, with such amount available to increase at the discretion of the Board of Directors. Mr. Todd is eligible to participate in any annual cash bonus plan that is generally available to senior executives of the Company.

In connection with Mr. Todd’s employment, the Board of Directors has approved a non-qualified stock option grant to Mr. Todd in the amount of 135,000 shares of common stock of the Company vesting over a two (2) year period with 12.5% of the options vesting each quarter for eight (8) quarters pursuant to the Fushi International, Inc. 2007 Stock Incentive Plan. All shares pursuant to the option must be exercised within three years after the date of the vesting.

If the Company terminates Mr. Todd without Cause (as defined therein) or if Mr. Todd terminates his employment for Good Reason (as defined therein), Mr. Todd is entitled to receive (i) a lump sum cash payment equal to any accrued and unpaid salary and bonus; (ii) an amount equal to the sum of (a) 50% of his then current base salary and (b) 50% of the average annual cash bonus payments during the preceding 3 fiscal years with such sum payable in 6 substantially equal monthly installments; (iii) 6 months of health insurance; and (iv) the reimbursement of any expenses.

If the Company terminates Mr. Todd’s employment with Cause, he is entitled to his accrued and unpaid salary and accrued and unpaid bonus through the effective date of termination as well as the reimbursement of any expenses.

During the term of Mr. Todd’s employment with the Company and for 12 months thereafter, he is not allowed to engage in certain competitive activities with the Company. During the term of his employment and for 18 months thereafter, Mr. Todd cannot solicit any employees or customers of the Company.

Mr. Todd is also entitled to a life insurance policy in an amount of $144,000.

The foregoing summaries of the terms of Employment Agreements with Messrs. Finley and Todd are qualified in their entirety by reference to the full text of each of those documents, copies of which are filed as exhibits to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure.

On October 29, 2007, the Company issued a press release announcing the items described in Item 5.02 above and the closing of the transactions described in Item 8.01 below. The text of the press release issued by the Company is furnished herewith as Exhibit 99.1.

Item 8.01 Other Events

On October 29, 2007, the Company finalized the transactions contemplated by the previously announced LLC Membership Interest Purchase Agreement (the “Acquisition Agreement”) dated September 25, 2007, with David S. Jones (the “Seller”), pursuant to which the Company purchased all of the issued and outstanding membership interests of Copperweld Holdings, LLC (“Copperweld”), the sole member of Copperweld Bimetallics, and all of the issued and outstanding membership interests of International Manufacturing Equipment Suppliers, LLC (“IMES”). Copperweld and IMES are involved in the copper bimetallic wire manufacturing and strand producing business. The purchase price was approximately $22.5 million, which includes approximately $8.0 million of debt that the Company assumed. The Company financed the transaction with proceeds from the recently announced private placement of new Company common stock.

In connection with the closing, the Company entered into the employment agreements with John Christopher Finley and James A. Todd as further described above. Both Messrs. Finley and Todd were executives of Copperweld Bimetallics, Copperweld’s subsidiary.

On October 29, 2007 the Company issued a press release announcing the closing of the transactions contemplated by the Acquisition Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Exhibits and Financial Statements

(d) Exhibits

The following exhibits are filed herewith:

Exhibit Number	Exhibit Description
10.1	Executive Employment Agreement by and between Fushi International, Inc. and John Christopher Finley, dated October 29, 2007.
10.2	Executive Employment Agreement by and between Fushi International, Inc. and James A. Todd, dated October 29, 2007.
99.1	Press Release of Fushi International, Inc., dated October 29, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSHI INTERNATIONAL, INC.

Date: 10/31/07______________________	By:	/s/ Chris W. Wang

Name: Chris W. Wang Title: Chief Financial Officer